Ark7 Properties Advance LLC

1 Ferry Building, Ste 201

San Francisco, CA 94111

January 21, 2025

Ladies and Gentlemen:

We are acting as special counsel to Ark7 Properties Advance LLC, a Delaware series limited liability company (the "Company") with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement and the pre-qualification amendments cover the contemplated sale of membership interest (the "Interests") in each of the applicable series of the Company (each, a "Series") as set forth on Schedule 1 hereto (each, an "Offering").

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ Legal Department, Ark7 Inc.

Legal Department

Ark7 Inc.

SCHEDULE 1

Series Name	Offering Price Per Interest	Maximum Offering Size
Series #BULMO	$100	$710,000
Series #HEEMV	$100	$290,000
Series #DJGLA	$100	$285,000
Series #6MWZZ	$100	$258,000
Series #8S8XK	$100	$250,000
Series #IDUG0	$100	$250,000
Series #LOZV7	$100	$250,000